Exhibit 10(ii)
                            AMENDMENT

                               TO

                      EMPLOYMENT AGREEMENT


     This AMENDMENT to the Employment Agreement dated as of February 6, 1995 (the "February, 1995 Employment Agreement") between DOMINION RESOURCES, INC. (the "Company") and TYNDALL L.
BAUCOM (the "Executive") is made as of April 12, 1995.

                            RECITALS:
     On March 2, 1995, the Executive notified the Company in writing of his intent to voluntarily terminate employment pursuant to the terms of Section 7(c)(vi) of the February, 1995 Employment Agreement. The Board of Directors of the Company wishes to induce the Executive to waive his right to give a notice of intent to terminate employment, and to remain an employee of the Company. The Board of Directors believes that the continued services of the Executive are essential to preserve consistent management of the Company at the present time. To accomplish this, the Organization and Compensation Committee of the Board of Directors of the Company has recommended, and the Board of Directors has approved, certain amendments to the February, 1995 Employment Agreement. All terms in this Amendment that are defined in the February, 1995 Employment Agreement have the meaning provided therein, unless otherwise specified in this Amendment.
     NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

     1. Paragraph 1 of the February, 1995 Employment Agreement is replaced with the following:
          "1.  Employment.  The Company will employ the
     Executive, and the Executive will continue in the employment of the Company, as an executive of the Company for the period beginning August 12, 1994 and ending March 1, 1997 or such earlier date as is mutually agreed between the Executive and Thos. E.
     Capps, President and Chief Executive Officer of the
     Company (the "Term of this Agreement"), according to the terms of this Agreement."

     2. The benefits payable under Section 6 of the February, 1995 Employment Agreement shall be payable if the Executive continues in the employment of the Company for the Term of this Agreement, even if the Term of this Agreement ends before March 1, 1997.

     3. The Executive waives his right to terminate employment for the reason stated in Section 7(c)(vi) of the February, 1995 Employment Agreement. In exchange for this waiver, the Company agrees to pay the Executive, at his termination of employment for any reason, the amounts that would be payable under Section 7(c) of the February, 1995 Employment Agreement as if his termination entitled him to the benefits under Section 7(c) and calculated as if the end of the Term of this Agreement is March 1, 1997. In addition, the Company agrees, in exchange for the Executive's waiver of his right to terminate under the February, 1995 Employment Agreement, that the restricted stock awarded to the Executive under the Restricted Stock Award Agreement dated as of February 20, 1995 will become fully vested (that is, transferable and nonforfeitable) as of the date of the Executive's termination of employment. Any payment under Sections 6, 7, or 8 of the February, 1995 Employment Agreement that is payable due to termination of employment shall not be paid to the extent that it would be duplicative of a payment under this Section 3.

     4. If the Executive continues in the Employment of the Company through the Term of this Agreement, or if the Company terminates the Executive's employment other than for Cause during the Term of this Agreement, the benefit payable to the Executive under the Company's Executive Supplemental Retirement Plan (the "SRP") will continue to be computed as an equal periodic payment for 120 months, according to the SRP document. However, this periodic payment will be payable for the Executive's life (or for 120 payments, if longer).

     5. The Company will pay to the Executive a single lump sum payment equal to three hundred thousand dollars ($300,000.00) on the date of signing of this Agreement.

     WITNESS the following signatures.

                                   DOMINION RESOURCES, INC.

                                   By:   THOS. E. CAPPS
                                   _________________________
                                       Thos. E. Capps,
                                       Chief Executive Officer

Dated: April 12, 1995


                                     TYNDALL L. BAUCOM
                                   ______________________________
                                     Tyndall L. Baucom

Dated: April 12, 1995